UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2005

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24435	51-0323571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Sublease Agreement

On February 25, 2005, MicroStrategy Incorporated (the “Company”) entered into an agreement with Alcantara LLC, a Delaware limited liability company (“Alcantara”) of which Michael J. Saylor, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, is the sole member. Under the agreement, the Company is (i) providing to Alcantara use of approximately 150 square feet of office space within the Company’s leased space at 1861 International Drive, McLean, Virginia, (ii) providing to Alcantara various related services, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Alcantara or Mr. Saylor. This description of the agreement is qualified in its entirety by reference to the Sublease Agreement, which is attached hereto as Exhibit 10.1. The Board of Directors (with Mr. Saylor recusing himself from Board voting), the Audit Committee of the Board of Directors and the Compensation Committee of the Board of Directors each approved the terms of the Sublease Agreement before the Company entered into the Sublease Agreement.

2004 Cash Bonus Awards

On February 24, 2005, the Compensation Committee of the Board of Directors approved cash bonus awards for 2004 of $954,775 to Michael J. Saylor, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and $509,213 to Sanju K. Bansal, Vice Chairman, Executive Vice President and Chief Operating Officer of the Company.

The Compensation Committee determined the cash bonus awards for 2004 to Messrs. Saylor and Bansal on the basis of the Company’s net operating income during the period and on the subjective assessment by the Compensation Committee of the extent to which the executive officer contributed to the overall performance of the Company or a particular department of the Company during 2004.

On February 21, 2005, the Chief Executive Officer approved a cash bonus award for 2004 to Jeffrey A. Bedell, Vice President, Technology and Chief Technology Officer, in the amount of $100,000.

On February 21, 2005, the Chief Executive Officer approved a cash bonus award for 2004 to Jonathan F. Klein, Vice President, Law and General Counsel, in the amount of $375,000. The total amount of all cash bonus awards for 2004 to Mr. Klein is $425,000.

On February 21, 2005, the Chief Executive Officer approved a cash bonus award for 2004 to Arthur S. Locke, III, Vice President, Finance and Chief Financial Officer, in the amount of $75,000. In 2004, Mr. Locke served as Vice President, Finance and Worldwide Controller, and became Vice President, Finance and Chief Financial Officer effective January 1, 2005.

On February 22, 2005, the Chief Executive Officer approved a cash bonus award for 2004 to Eduardo S. Sanchez, Vice President, Worldwide Sales and Services, in the amount of $345,345. The total amount of all cash bonus awards for 2004 to Mr. Sanchez is $599,173.

The Chief Executive Officer determined the cash bonus awards for 2004 to Messrs. Bedell, Klein and Locke principally on the basis of net operating income during the period and on the subjective assessment of the Chief Executive Officer of the extent to which the executive officer contributed to the overall performance of the Company or a particular department of the Company during 2004.

The Chief Executive Officer determined the cash bonus awards for 2004 to Mr. Sanchez principally on the basis of the contribution margin of the Company’s worldwide product licenses, support and other services revenue and on the subjective assessment of the Chief Executive Officer of the extent to which Mr. Sanchez contributed to the overall performance of the Company or the worldwide sales and services department of the Company during 2004.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit	Document

10.1	Sublease Agreement, dated February 25, 2005, by and between the Company and Alcantara LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2005	MicroStrategy Incorporated (Registrant)

	By:	/s/ MICHAEL J. SAYLOR
	Name:	Michael J. Saylor
	Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sublease Agreement, dated February 25, 2005, by and between the Company and Alcantara LLC.